Exhibit 99.1
Press Release
PRGX Global, Inc. Announces Fourth Quarter
and Fiscal Year 2010 Financial Results
Operating Highlights
•	Achieved fifth consecutive quarter of year-over-year revenue growth

•	Achieved fourth consecutive quarter of sequential revenue and adjusted EBITDA growth

•	Awarded first new state Medicaid healthcare audit contract

•	Increased client count reflects traction of new sales and services investments
ATLANTA, February 28, 2011 — PRGX Global, Inc. (Nasdaq: PRGX), the world’s leader in recovery auditing and the pioneer in profit discovery services, today announced its unaudited financial results for the fourth quarter and year ended December 31, 2010.
“I am pleased to report our fifth consecutive quarter of year-over-year revenue growth. This building momentum reflects our team’s ability to successfully execute our transformation and growth strategy. The business transformation that has been taking place includes reinvesting in our core recovery audit capabilities and adding four new adjacent services. Recent wins across all of our service lines reinforce our belief in the strategy. As we complete our investment program over 2011, we are confident that the results will drive top and bottom-line growth,” said Romil Bahl, president and chief executive officer.
“Healthcare recovery audit continues to be an exciting growth area for us and the industry. Last year’s federal legislation requiring each state to implement a Recovery Audit Contractor (RAC) program has generated a flurry of activity at the state level. We are very pleased to announce that we have been awarded our first new state Medicaid RAC contract — by the State of Mississippi — and are continuing to evaluate and bid for Medicaid RAC opportunities in additional states that meet our criteria. We look forward to leveraging our experience with both Medicare and state Medicaid RAC programs to compete successfully in the upcoming state Medicaid RAC opportunities,” continued Mr. Bahl.
Discussion of Consolidated Results for Three Months Ended December 31, 2010:
Consolidated revenue for the 2010 fourth quarter amounted to $50.3 million compared to $49.5 million in the same prior year period, reflecting a 1.6% increase. After adjustment for changes in foreign exchange rates, consolidated fourth quarter revenues in 2010 increased 2.3% compared to the same period in 2009. Reported revenue for the 2010 fourth quarter increased by $3.4 million, or 7.3%, compared to the third quarter of 2010.
Total cost of revenues amounted to $34.0 million in the 2010 fourth quarter compared to $33.0 million in the same prior year period. The increase in cost of revenues exceeded the growth in revenues due to the additional investments the Company is making in its previously announced growth strategies, particularly in healthcare. SG&A for the 2010 fourth quarter was $12.3 million compared to $12.4 million in the fourth quarter of 2009.
Net earnings for the 2010 fourth quarter were $4.1 million, or $0.17 per basic and diluted share, compared to net earnings of $2.0 million, or $0.09 per basic and $0.08 per diluted share for the same period in 2009. The 2010 fourth quarter includes a net tax benefit of $0.4 million. This net benefit resulted from the recognition of a $1.2 million tax credit arising from the purchase accounting entries recorded for a 2010 business acquisition. Without the recognition of the tax credit, fourth quarter 2010 net income would have been $2.9 million, or approximately $0.12 per basic and diluted share.
Adjusted EBITDA for the 2010 fourth quarter was $7.4 million compared to $7.0 million of adjusted EBITDA for the same period in 2009. The 2010 fourth quarter adjusted EBITDA is earnings before interest, taxes, depreciation and amortization (EBITDA) excluding a charge of $0.9 million related to stock-based compensation and a $0.1 million charge for acquisition obligations classified as compensation. The comparable adjusted EBITDA amount for the fourth quarter of 2009 excludes from EBITDA for such period a $0.8 million charge for stock-based compensation and $0.2 million of foreign currency losses on intercompany balances. (Schedule 3 attached to this press release provides a reconciliation of net earnings (loss) to each of EBITDA and adjusted EBITDA.)
Added Mr. Bahl, “Our client services teams are growing our relationships at our current clients to address their needs in the areas of spend optimization, fraud prevention and detection, and profit performance. We have launched a new business development team to focus solely on breaking into new accounts. Our growing client count and our increasing customer satisfaction scores are proof that our client engagement activities are having an impact in the market.”
“We have also launched our Next Generation Recovery Audit service with our new PRGX AuditTraxSM auditing platform and PRGX ClaimTraxSM claims management platform, combining the latest technology with our 40 years of audit experience to streamline the entire end-to-end auditing process. In November, we announced the acquisition of The Johnsson Group to add to our core financial and procurement advisory services and add a set of top-tier clients. And we continue to add to our talent around the world, including in our new India center, where the team size nearly doubled from approximately 40 employees three months ago to around 70 today.”
“In 2009 we announced our growth strategy with our plan to make 2010 our ‘implementation year’ and 2011 our ‘execution year’. We are excited to have successfully concluded our implementation year and are already seeing revenue growth; we will keep our focus on execution in the year ahead,” concluded Mr. Bahl.
Discussion of Segment Results for Three Months Ended December 31, 2010:
Recovery Audit Services — Americas revenues for the 2010 fourth quarter were $30.6 million compared to the prior year’s fourth quarter revenues of $29.6 million, an increase of 3.4%. On a constant dollar basis, adjusted for changes in foreign exchange rates, Recovery Audit Services — Americas revenues increased by 2.1% compared to 2009. Gross margin for both periods was significantly impacted by investments the Company is making in its growth strategies. Significant portions of the non-capitalizable amounts of these costs are being absorbed within the Recovery Audit Services — Americas segment cost of revenues.
Recovery Audit Services — Europe Asia/Pacific revenues for the 2010 fourth quarter were $15.0 million compared to $18.3 million in the prior year’s fourth quarter, a decrease of 17.9%. On a constant dollar basis, adjusted for changes in foreign exchange rates, Recovery Audit Services — Europe Asia/Pacific fourth quarter 2010 revenues decreased by 13.1% compared to 2009. The 2009 fourth quarter included significant revenue which had been delayed from previous periods. Full year 2010 Europe Asia/Pacific Recovery Audit revenues exceeded the prior year revenues by 9.7%.
New Services revenues for the 2010 fourth quarter were $4.7 million compared to the prior year’s fourth quarter revenues of $1.7 million, an increase of 180%. Growth in New Services revenues reflects the success of the Company’s newly incubated client value propositions, including healthcare claims recovery audit, spend optimization, and profit performance.
Discussion of Consolidated Results for Twelve Months Ended December 31, 2010:
Total revenues for the year ended December 31, 2010 increased 2.5% to $184.1 million, compared to $179.6 million for 2009. After adjusting for changes in foreign exchange rates, 2010 revenues increased 1.8% compared to 2009.
Cost of revenues in the year ended December 31, 2010 amounted to $127.2 million compared to $116.7 million for 2009. As noted with regard to the Company’s gross margin performance for the fourth quarter, the increase in cost of revenues in excess of the growth in revenues for the year ended December 31, 2010 is primarily attributable to the Company’s investments in growth initiatives.
SG&A for the year ended December 31, 2010 was $49.1 million compared to $43.9 million for the prior year. SG&A for the year ended December 31, 2010 includes foreign currency losses on intercompany balances of $0.4 million, compared to gains of $1.6 million for the same period in 2009. The remaining increase in 2010 is primarily attributable to the Company’s renewed business development activities.
Net earnings for the year ended December 31, 2010 were $3.3 million, or $0.14 per basic and $0.13 per diluted share, compared to net earnings of $15.3 million, or $0.67 per basic and $0.65 per diluted share for 2009. The 2010 net earnings included a charge of $4.0 million related to stock-based compensation, a $0.4 million charge for acquisition obligations classified as compensation, the $0.4 million of foreign currency losses on intercompany balances, a $1.4 million loss from the refinancing of the Company’s debt and the $1.2 million tax credit resulting from the 2010 business acquisitions entries. The 2009 net earnings included a $3.3 million charge for stock-based compensation, a $0.7 million charge related to a litigation settlement, a $2.4 million gain related to a bargain purchase and $1.6 million of foreign currency gains on intercompany balances.
Adjusted EBITDA for 2010 was $21.5 million compared to $27.5 million of adjusted EBITDA for 2009. The 2010 adjusted EBITDA is earnings before interest, taxes, depreciation and amortization (EBITDA) excluding the charge of $4.0 million related to stock-based compensation, the $0.4 million of foreign currency losses on intercompany balances and the $0.4 million charge for acquisition obligations classified as compensation. The comparable adjusted EBITDA amount for 2009 excludes from EBITDA for such period the $3.3 million charge for stock-based compensation, the $0.7 million litigation settlement charge, the $2.4 million gain from a bargain purchase and the $1.6 million of foreign currency gains on intercompany balances. (Schedule 3 attached to this press release provides a reconciliation of net earnings (loss) to each of EBITDA and adjusted EBITDA.)
Fourth Quarter Earnings Call
As previously announced, management will hold a conference call tomorrow morning at 8:30 AM (Eastern Time) to discuss the Company’s fourth quarter and fiscal year 2010 financial results. To access the conference call, listeners in the U.S. and Canada should dial 866-770-7146 at least 5 minutes prior to the start of the conference. Listeners outside the U.S. and Canada should dial 617-213-8068. To be admitted to the call, listeners should use passcode 18650617. A replay of the call will be available approximately two hours after the conclusion of the live call, extending through April 1, 2011. To directly access the replay, dial 888-286-8010 (U.S. and Canada) or 617-801-6888 (outside the U.S. and Canada). The passcode for the replay is 71017067.
This teleconference will also be audiocast on the Internet at www.prgx.com (click on “Audio Archives” under “Investors”). A replay of the audiocast will be available at the same location on www.prgx.com beginning approximately two hours after the conclusion of the live audiocast, extending through April 1, 2011. Please note that the Internet audiocast is “listen-only.” Microsoft Windows Media Player is required to access the live audiocast and the replay and can be downloaded from www.microsoft.com/windows/mediaplayer.
About PRGX Global, Inc.
Headquartered in Atlanta, Georgia, PRGX Global, Inc. is the world’s leading provider of recovery audit services. With more than 1,400 employees, the company operates and serves clients in more than 30 countries and provides its services to over 75% of the top 30 global retailers. PRGX is also pioneering “profit discovery,” a unique combination of audit, analytics and advisory services that improves client financial performance. Beyond its core retail practice, PRGX is actively pursuing initiatives to expand into new markets, most notably healthcare. For additional information, please visit PRGX at www.prgx.com.
Non-GAAP Financial Measures
EBITDA and adjusted EBITDA are both “non-GAAP financial measures” presented as supplemental measures of the Company’s performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating its performance over time, and that the rating agencies and a number of lenders use EBITDA and similar measures for similar purposes. In addition, a measure similar to adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of the Company’s results as reported under GAAP. In addition, in evaluating EBITDA and adjusted EBITDA, you should be aware that, as described above, the adjustments may vary from period to period and in the future the Company will incur expenses such as those used in calculating these measures. The Company’s presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items. Schedule 3 to this press release provides a reconciliation of net earnings to each of EBITDA and adjusted EBITDA.
Forward-Looking Statements
In addition to historical information, this press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include both implied and express statements regarding the Company’s financial condition and revenue growth, investment program, business development efforts, and the success of its growth strategies and expansion into new markets, including anticipated opportunities in the healthcare industry. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from the historical results or from any results expressed or implied by such forward-looking statements. Risks that could affect the Company’s future performance include revenues that do not meet expectations or justify costs incurred, the Company’s ability to develop material sources of new revenue in addition to revenues from its core accounts payable services, changes in the market for the Company’s services, the Company’s ability to retain and attract qualified personnel, changes to Medicare and Medicaid recovery audit contractor programs, the Company’s ability to integrate recent and future acquisitions, uncertainty in the credit markets, the Company’s ability to maintain compliance with its financial covenants, client bankruptcies, loss of major clients, and other risks generally applicable to the Company’s business. For a discussion of other risk factors that may impact the Company’s business, please see the Company’s filings with the Securities and Exchange Commission, including its Form 10-K filed on March 29, 2010. The Company disclaims any obligation or duty to update or modify these forward-looking statements.
This news release was distributed by GlobeNewswire, www.globenewswire.com

SOURCE: PRGX Global, Inc.
CONTACT: PRGX Global, Inc.
investor-relations@prgx.com
Phone: 770-779-3011

SCHEDULE 1
PRGX Global, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009
Revenues	$50,345	$49,539	$184,081	$179,583
Cost of revenues	34,016	33,003	127,179	116,718

Gross margin	16,329	16,536	56,902	62,865

Selling, general and administrative expenses	12,261	12,376	49,081	43,873

Operating income	4,068	4,160	7,821	18,992

Gain on bargain purchase, net	—	—	—	2,388

Income before interest and income taxes	4,068	4,160	7,821	21,380

Interest expense, net	335	871	1,305	3,025
Loss on extinguishment of debt	—	—	1,381	—

Earnings before income taxes	3,733	3,289	5,135	18,355

Income tax expense (benefit)	(359)	1,261	1,882	3,028

Net earnings	$4,092	$2,028	$3,253	$15,327

Basic earnings per common share	$0.17	$0.09	$0.14	$0.67

Diluted earnings per common share	$0.17	$0.08	$0.13	$0.65

Weighted average common shares outstanding:
Basic	24,223	23,450	23,906	22,915

Diluted	24,498	23,880	24,144	23,560

SCHEDULE 2
PRGX Global, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands)

	December 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$18,448	$33,026
Restricted cash	64	256
Receivables:
Contract receivables	35,893	32,515
Employee advances and miscellaneous receivables	827	276

Total receivables	36,720	32,791

Prepaid expenses and other current assets	3,622	2,335

Total current assets	58,854	68,408

Property and equipment, net	15,695	10,003
Goodwill	5,196	4,600
Intangible assets, net	23,855	24,104
Deferred income taxes	403	—
Other assets	2,318	3,398

Total assets	$106,321	$110,513

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portions of debt obligations	$3,000	$3,260
Accounts payable and accrued expenses	14,365	15,707
Accrued payroll and related expenses	13,871	19,884
Refund liabilities and deferred revenue	8,560	8,383
Acquisition obligations	1,380	2,695

Total current liabilities	41,176	49,929

Debt obligations	9,000	11,070
Deferred income taxes	—	—
Noncurrent compensation obligations	271	978
Other long-term liabilities	7,031	7,097

Total liabilities	57,478	69,074

Shareholders’ equity:
Common stock	239	233
Additional paid-in capital	566,328	562,563
Accumulated deficit	(521,408)	(524,661)
Accumulated other comprehensive income	3,684	3,304

Total shareholders’ equity	48,843	41,439

Total liabilities and shareholders’ equity	$106,321	$110,513

SCHEDULE 3
PRGX Global, Inc. and Subsidiaries
Reconciliation of Net Earnings to EBITDA and Adjusted EBITDA
(Amounts in thousands)
(Unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009
Reconciliation of net earnings to EBITDA and to adjusted EBITDA:

Net earnings	$4,092	$2,028	$3,253	$15,327

Adjust for:
Income taxes	(359)	1,261	1,882	3,028
Interest expense, net	335	871	2,686	3,025
Depreciation and amortization	2,306	1,798	8,908	6,140

EBITDA	6,374	5,958	16,729	27,520

Foreign currency (gain) losses on intercompany balances	(16)	157	422	(1,595)
Litigation settlement	—	—	—	650
Acquisition obligations classified as compensation	106	—	371	—
Stock-based compensation	933	845	3,980	3,345
Gain on bargain purchase, net	—	—	—	(2,388)

Adjusted EBITDA	$7,397	$6,960	$21,502	$27,532

EBITDA and adjusted EBITDA are both “non-GAAP financial measures” presented as supplemental measures of our performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating the Company’s performance over time, and that the rating agencies and a number of lenders use EBITDA and similar measures for similar purposes. In addition, a measure similar to adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. In addition, in evaluating EBITDA and adjusted EBITDA, you should be aware that in the future we will incur expenses such as those used in calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

SCHEDULE 4
PRGX Global, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009
Cash flows from operating activities:

Net earnings	$4,092	$2,028	$3,253	$15,327
Adjustments to reconcile net earnings to net cash provided by operating activities:
Gain on bargain purchase, net	—	—	—	(2,388)
Depreciation and amortization	2,306	1,798	8,908	6,140
Amortization of deferred debt costs	46	198	1,539	789
Stock-based compensation expense	933	845	3,980	3,345
(Increase) decrease in receivables	(3,770)	(345)	(2,077)	2,558
Increase (decrease) in accounts payable, accrued payroll and other accrued expenses	768	5,882	(8,540)	(5,856)
Other, primarily changes in assets and liabilities	(1,074)	120	(3,594)	(1,749)

Net cash provided by operating activities	3,301	10,526	3,469	18,166

Cash flows used in investing activities:
Business acquisitions	(2,426)	—	(7,741)	(2,029)
Purchases of property and equipment, net of disposals	(1,685)	(3,446)	(6,934)	(5,511)

Net cash used in investing activities	(4,111)	(3,446)	(14,675)	(7,540)

Net cash used in financing activities	(1,116)	(1,448)	(3,510)	(5,701)

Effect of exchange rates on cash and cash equivalents	130	65	138	1,413

Net increase (decrease) in cash and cash equivalents	(1,796)	5,697	(14,578)	6,338

Cash and cash equivalents at beginning of period	20,244	27,329	33,026	26,688

Cash and cash equivalents at end of period	$18,448	$33,026	$18,448	$33,026

SCHEDULE 5
PRGX Global, Inc. and Subsidiaries
Results by Operating Segment *
(Amounts in thousands)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2010	2009	Change	2010	2009	Change
Revenues
Recovery Audit Services — Americas	$30,574	$29,556	$1,018	$115,156	$121,561	$(6,405)
Recovery Audit Services — Europe/Asia-Pacific	15,026	18,294	(3,268)	57,590	52,489	5,101
New Services	4,745	1,689	3,056	11,335	5,533	5,802

Total	$50,345	$49,539	$806	$184,081	$179,583	$4,498

Cost of revenues
Recovery Audit Services — Americas	$17,336	$17,145	$(191)	$68,570	$68,002	$(568)
Recovery Audit Services — Europe/Asia-Pacific	11,718	13,301	1,583	44,420	40,317	(4,103)
New Services	4,962	2,557	(2,405)	14,189	8,399	(5,790)

Total	$34,016	$33,003	$(1,013)	$127,179	$116,718	$(10,461)

Selling, general and administrative expenses
Recovery Audit Services — Americas	$5,547	$4,770	$(777)	$21,524	$17,647	$(3,877)
Recovery Audit Services — Europe/Asia-Pacific	1,723	2,051	328	6,693	5,319	(1,374)
New Services	1,115	259	(856)	3,950	1,151	(2,799)
Corporate	3,876	5,296	1,420	16,914	19,756	2,842

Total	$12,261	$12,376	$115	$49,081	$43,873	$(5,208)

Operating income
Recovery Audit Services — Americas	$7,691	$7,641	$50	$25,062	$35,912	$(10,850)
Recovery Audit Services — Europe/Asia-Pacific	1,585	2,942	(1,357)	6,477	6,853	(376)
New Services	(1,332)	(1,127)	(205)	(6,804)	(4,017)	(2,787)
Corporate	(3,876)	(5,296)	1,420	(16,914)	(19,756)	2,842

Total	$4,068	$4,160	$(92)	$7,821	$18,992	$(11,171)

Adjusted EBITDA
Recovery Audit Services — Americas	$9,149	$8,868	$281	$30,963	$40,352	$(9,389)
Recovery Audit Services — Europe/Asia-Pacific	2,081	3,563	(1,482)	8,871	6,527	2,344
New Services	(890)	(1,020)	130	(5,397)	(3,586)	(1,811)
Corporate	(2,943)	(4,451)	1,508	(12,935)	(15,761)	2,826

Total	$7,397	$6,960	$437	$21,502	$27,532	$(6,030)

*	The Recovery Audit Services — Americas segment represents recovery audit services, excluding New Services, provided in the United States, Canada and Latin America. The Recovery Audit Services — Europe/Asia-Pacific segment represents recovery audit services provided in Europe, Asia and the Pacific region. The New Services segment represents services provided to healthcare organizations (including recovery audit services), financial advisory services and business analytics services.